Exhibit 99.1

Simpson Manufacturing Co., Inc. and Subsidiaries

Certificate of Chief Executive Officer

and Chief Financial Officer

The undersigned, Thomas J Fitzmyers and Michael J. Herbert, being the duly elected and acting Chief Executive Officer and Chief Financial Officer, respectively, of Simpson Manufacturing Co., Inc., a Delaware corporation (the “Company”), hereby certify that the annual report of the Company on Form 10-K for the quarterly period ended December 31, 2002, fully complies with the requirements of section 13(a) of the Securities Exchange Act of 1934, as amended, and that information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated:	February 21, 2003	/s/Thomas J Fitzmyers
Thomas J Fitzmyers

/s/Michael J. Herbert
Michael J. Herbert